The Havana Republic, Inc. and Subsidiaries

Unaudited Pro Forma Combined Balance Sheet

As of October 20, 2003

	Havana Republic, Inc.	Delek Corp.	Pro Forma Adjustments
			DR	CR	Pro Forma
ASSETS
CURRENT ASSETS:
Cash	—	—	—	—	—
Oil and gas properties	—	40,000	—	—	40,000
Goodwill	—	—	12,110,000	—	12,110,000
Other Assets	—	—	—	—	—

TOTAL ASSETS	—	40,000	12,110,000	—	12,150,000

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES	—	—	—	—	—

SHAREHOLDER'S EQUITY:
Preferred Stock	1,591,326	—	—	—	1,591,326
Common Stock and Additional Paid-in Capital	5,691,153	40,000	40,000	12,150,000	17,841,153
Accumulated Deficit	(7,282,479)	—	—	—	(7,282,479)

Total Shareholder's Equity	—	40,000	40,000	12,150,000	12,150,000

TOTAL LIABILITIES & SHAREHOLDER'S EQUITY	—	40,000	40,000	12,150,000	12,150,000

The Havana Republic, Inc. and Subsidiaries

Unaudited Pro Forma Combined Statement of Operations

For the period from August 14, 2003 (inception) to October 20, 2003

	The Havana Republic, Inc.	Delek Corp.	Pro Forma Adjustments
			DR	CR	Pro Forma
NET SALES	—	—			—
COST OF SALES	—	—	—	—	—

GROSS PROFIT	—	—	—	—	—
OPERATING EXPENSES	—	—	—	—	—

NET INCOME FROM OPERATIONS	—	—	—	—	—
OTHER INCOME	—	—	—	—	—

NET INCOME (LOSS) BEFORE TAXES	—	—	—	—	—

The Havana Republic, Inc. and Subsidiaries

Unaudited Pro Forma Adjustment

Pro Forma Adjustments reflect the following transactions:

	DR	CR
Goodwill	12,110,000
Common Stock and Additional Paid-In Capital	40,000
Common Stock and Additional Paid-In Capital		12,150,000

To record the issuance of 27 million shares of restricted common stock at a fair market value of $0.45 per share for the purchase of Delek Corp.